UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate boxes

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of XAI Floating Rate & Alternative Income Trust (the “Fund”), originally scheduled to be held on July 30, 2026, which has been adjourned to August 6, 2026.

On July 31, 2026, Octagon issued the following press release:

Octagon Urges XFLT Shareholders to Stay the Course and Reject the New Sub-Adviser Proposal

Reiterates Belief that the Best Way to Close the NAV Discount Is to Reduce Management Fees, Execute Material Tender Offers and Revert XFLT to a 10-Year Term Trust

Cautions Shareholders to Be Wary of the Board’s Promises as It Solicits Support for Its Self-Serving New Sub-Adviser Proposal

Continues to Urge Shareholders to Vote AGAINST the New Sub-Adviser Proposal

NEW YORK, NY – July 31, 2026 – Octagon Credit Investors, LLC (“Octagon,” “we” or “our”), a leading credit-focused asset manager with over 30 years of experience, today issued an open letter to shareholders of XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”).

The full text of Octagon’s letter is below:

Dear Fellow XFLT Shareholders,

Over the last five weeks, XFLT’s Board of Trustees (the “Board”) and the Fund’s primary adviser, XA Investments LLC (“XAI”), have sought shareholder support for their proposal to approve a new sub-adviser (the “New Sub-Adviser Proposal”) on economic terms that benefit XAI. Meanwhile Octagon has worked tirelessly to advance a Better Path Forward for shareholders, with lower management fees, a significant and unconditional tender offer and the reversion of the Fund to a ten-year term trust.

We are grateful for the thoughtful consideration and support we have received from so many fellow shareholders throughout this process. Your willingness to carefully evaluate the facts, engage on the merits and, importantly, vote against the Board’s ill-advised plan has strengthened our resolve to continue fighting for what we believe is best for the long-term interests of all shareholders.

When the time came to tally the votes on the New Sub-Adviser Proposal, it became clear that the proposal was poised to fail. Unfortunately, in the face of opposition to their plan from shareholders, market observers and a leading independent proxy advisory firm, the Board and XAI moved to delay the vote rather than accept an unsuccessful outcome.

Furthermore, the Board impeded Octagon’s ability to communicate directly with some of XFLT’s largest shareholders by withholding the Fund’s shareholder list, the same list the Board was using to solicit support for its proposal for the last five weeks—until just hours before the special meeting of shareholders (the “Special Meeting”).

The Board and XAI also withheld critical information from shareholders at large. Earlier this week, XFLT entered into a bespoke agreement with a single shareholder to secure its support for the New Sub-Adviser Proposal (the “Voting Agreement”). That shareholder—which had previously urged shareholders to vote against the New Sub-Adviser Proposal—has reversed course to publicly support the sub-adviser transition after securing undisclosed terms for itself.

Why were the terms of the Voting Agreement kept hidden from shareholders and not disclosed ahead of the originally scheduled Special Meeting? In our view, shareholders are entitled to this information, and we call upon the Board to immediately disclose the Voting Agreement in its entirety.

Additionally, in a late-stage effort to secure support for its proposal, the Board unveiled a “liquidity plan” despite having previously resisted a tender offer. Notably, the plan is conditioned on shareholder approval of the New Sub-Adviser Proposal. Shareholders should consider why access to liquidity is tied to the approval of a new sub-adviser and whether the tender offer represents a bona fide liquidity initiative or a mechanism designed to advance the Board's preferred outcome?

We have no doubt that, over the next few days, the Board and XAI will continue their campaign to coax and cajole shareholders in advance of the adjourned Special Meeting. However, between their eleventh-hour reversals in strategy, undisclosed agreements, and refusal to share critical information with Octagon, we believe the actions of the Board and XAI raise serious questions about the integrity of this process.

Shareholders should remain steadfast in their commitment to protecting the Fund's long-term interests and should not allow late-breaking promises or changing positions to divert attention from the core issues under consideration.

The Board has had weeks to convince shareholders to support its decision to change sub-advisers on the merits. It has not done so. Rather, shareholders, including Octagon, want a Better Path Forward that includes:

1.	Converting XFLT to a 10-year term trust to provide all shareholders with a clear path to realizing NAV;

2.	Conducting a tender offer for 25% of the Fund’s outstanding shares, without contingencies;

3.	Materially reducing the Fund’s management fee from 1.7% to 1.3%, driving millions of dollars of savings for the Fund’s shareholders;

4.	Simplifying the Fund’s management structure by appointing Octagon as the primary adviser (without a sub-adviser); and

5.	Reconstituting the Board with shareholder-focused trustees.

Shareholders that share our desire for lower fees, a term trust, a significant tender offer, a simplified management structure and a reconstituted Board should stand firm and vote AGAINST the New Sub-Adviser Proposal. By rejecting the New Sub-Adviser Proposal, shareholders can send a clear message to the Board and XAI that they prefer Octagon’s Better Path Forward.

If you have already voted for the New Sub-Adviser Proposal, you may change your vote by voting a later-dated proxy AGAINST the New Sub-Adviser Proposal at any time. Only your latest dated proxy counts.

Shareholders with questions or who need assistance voting their proxy card AGAINST the New Sub-Adviser Proposal should contact Octagon's proxy solicitor:

2

Saratoga Proxy Consulting LLC

(212) 257-1311 | (888) 368-0379 (toll-free)

info@saratogaproxy.com

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,1 a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,2 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world's largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) originally scheduled to be held on July 30, 2026, which has been adjourned to August 6, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications

Octagon@gagnierfc.com

(646) 342-8087

[1]	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.
[2]	With €736.1 billion in assets under management (as of December 31, 2025), Generali Investments is the holding company that brings together several asset management companies on one platform, offering a portfolio of specialized expertise across various countries. Generali Investments is part of the Generali Group, founded in 1831 in Trieste, Italy. For further information, visit generali-investments.com.

3